Exhibit 99.1

ALLEGHANY CORPORATION

7 Times Square Tower, 17th Floor

New York, NY 10036

ALLEGHANY CORPORATION ANNOUNCES ITS PRELIMINARY SANDY LOSS ESTIMATE

NEW YORK, NY, December 18, 2012 – Alleghany Corporation (NYSE-Y) (“Alleghany”) today announced a preliminary estimate of its consolidated after-tax loss related to Sandy, net of reinsurance and reinstatement premiums, of approximately $288 million. This estimate reflects a consolidated pre-tax loss estimate, net of reinsurance and reinstatement premiums, of approximately $443 million, comprising $265 million from Transatlantic Holdings, Inc., $165 million from RSUI Group, Inc., and $13 million from Alleghany’s Homesite Group Incorporated investment.

Alleghany’s preliminary loss estimate is based upon an analysis of reported claims, an underwriting review of in-force contracts, estimates of losses resulting from wind and other perils, including storm surge and flooding to the extent covered by applicable policies, and other factors requiring considerable judgment.

The ultimate amount of Alleghany’s actual losses associated with Sandy may be materially different from this preliminary estimate due to the size and complexity of the event and the preliminary nature of the information available to prepare the estimate.

Losses related to Sandy will be reflected in Alleghany’s fourth quarter 2012 results, and any subsequent changes will be recorded in the period in which they occur.

About Alleghany Corporation

Alleghany Corporation (NYSE-Y) creates stockholder value through the ownership and management of operating subsidiaries and investments, anchored by a core position in property and casualty reinsurance and insurance. Alleghany’s property and casualty subsidiaries include: Transatlantic Holdings, Inc., a leading global reinsurance organization headquartered in New York; RSUI Group, Inc., a national underwriter of specialty property and liability insurance coverages; Capitol Transamerica Corporation, an underwriter of specialty property, casualty and surety insurance coverages; and Pacific Compensation Corporation, an underwriter of workers’ compensation insurance primarily in California.

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Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only Alleghany’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside Alleghany’s control. Except for Alleghany’s ongoing obligation to disclose material information as required by federal securities laws, Alleghany is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Factors that could cause these forward-looking statements to differ, possibly materially, from that currently contemplated include the factors set forth in Alleghany’s most recent Annual

Report on Form 10-K and Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission.

For more information, please contact:

Jeff Majtyka/Mike Smargiassi

Brainerd Communicators, Inc.

212-986-6667

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